DLJ WINTHROP HIGH INCOME FUND
MAY-1-1999 THROUGH OCTOBER 31, 1999
10F-3 REPORT

Issuer:  Caprock Comm. Corp.
         11 1/2% 5/01/09
Trade date:  5/13/99
3 years operations
Selling Broker: Merrill
Face Amount: $ 3 million
Purchase price per share: 98.541
% of issue: 1.43%


Issuer: Allied Waste N.A.
        10% 8/01/09
Trade date:  7/27/99
3 years operations
Selling broker: Chase
Face amount: $0.25 million
purchase price per share: $99 2/3
% of issue: 0.01%

Issuer: Classic Cable
        9 3/8% 8/01/09
Trade date:  7/21/99
3 years operations
Selling broker: GSCO
Face Amount: $0.5 million
Purchase price per share: $100
% 0f issue: 0.33%

Securities are (i) part of an issue registered under the Securities Act of 1933 (the "1933 Act") that is being offered to the public, (ii) Eligible Municipal Securities (as defined in Rule 10f-3 under the 1940 Act (the "Rule"), (iii) securities sold in an Eligible Foreign Offering (as defined in the Rule), or (iv) securities sold in an Eligible Rule 144A Offering (as defined in the Rule).

Represents purchases by all affiliated funds: may not exceed (i) if an offering other than an Eligible Rule 144A offering, 25% of the principal amount of the offering or (ii) if an Eligible Rule 144A offering, 25% of the totoal of (x) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to Qualified Institutional buyers, as defined in Rule 144A (a)(1) under the 1933 Act, plus (y) the principal amount of the offering of such class in any concurrent public offering.